                                 EXHIBIT (12)

                            HELLER FINANCIAL, INC.

                       COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                  1995  1994  1993  1992  1991
                                                  ----  ----  ----  ----  ----
                                                     (DOLLAR AMOUNTS IN
                                                         MILLIONS)
Net income before income taxes and minority
 interest in income of Heller International
 Group, Inc...................................... $181  $174  $133  $ 45  $ 70
                                                  ----  ----  ----  ----  ----
Add-Fixed charges
  Interest and debt expense......................  464   336   264   295   406
  One-third of rentals...........................    7     6     5     5     4
                                                  ----  ----  ----  ----  ----
    Total fixed charges..........................  471   342   269   300   410
                                                  ----  ----  ----  ----  ----
Net income as adjusted........................... $652  $516  $402  $345  $480
                                                  ----  ----  ----  ----  ----
Ratio of earnings to fixed charges............... 1.38x 1.51x 1.49x 1.15x 1.17x
                                                  ====  ====  ====  ====  ====
Preferred stock dividends on a pre-tax basis.....   17    17    12     3     7
    Total combined fixed charges and preferred
     stock dividends............................. $488  $359  $281  $303  $417
                                                  ----  ----  ----  ----  ----
Ratio of earnings to combined fixed charges and
 preferred stock dividends....................... 1.34x 1.44x 1.43x 1.14x 1.15x
                                                  ====  ====  ====  ====  ====

  For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest in Heller International Group, Inc. income and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.